EXHIBIT 11


                LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (in thousands, except per share amounts)


                                        Quarter Ended      Nine Months Ended
                                          March 31             March 31
                                     ------------------   ------------------
                                       1995      1994       1995      1994
                                     --------  --------   -------- ---------
PRIMARY
  Average common shares outstanding 20,146 20,100 20,126 20,099 Common stock equivalents under
    Nonemployee Directors Long Term
    Incentive Plan                         18        35        25         32
                                     --------  --------  --------  ---------
      Total shares                     20,164    20,135    20,151     20,131
                                     ========  ========  ========  =========

  Loss from continuing operations    $(19,549) $ (4,746) $(60,608) $ (86,947)
  Loss from discontinued operations    (5,600)  (12,923)  (18,600)   (28,427)
                                     --------  --------  --------  ---------
  Net loss                           $(25,149) $(17,669) $(79,208) $(115,374)
                                     ========  ========  ========  =========

Per share amounts:
    Loss from continuing operations    $ (.97)   $  (.24)   $(3.01)   $(4.32)
    Loss from discontinued operations    (.28)      (.64)     (.92)    (1.41)
                                       ------    ------     ------    ------
    Net loss                           $(1.25)   $  (.88)   $(3.93)   $(5.73)
                                       ======    ======     ======    ======

FULLY DILUTED
  Average common shares outstanding 20,146 20,100 20,126 20,099 Common stock equivalents under
    Nonemployee Directors Long Term
    Incentive Plan                         18        35        25         32
                                     --------  --------  --------  ---------
      Total shares                     20,164    20,135    20,151     20,131
                                     ========  ========  ========  =========

  Loss from continuing operations    $(19,549) $ (4,746) $(60,608) $ (86,947)
  Loss from discontinued operations    (5,600)  (12,923)  (18,600)   (28,427)
                                     --------  --------  --------  ---------
  Net loss                           $(25,149) $(17,669) $(79,208) $(115,374)
                                     ========  ========  ========  =========

  Per share amounts:
    Loss from continuing operations    $ (.97)   $  (.24)   $(3.01)   $(4.32)
    Loss from discontinued operations    (.28)      (.64)     (.92)    (1.41)
                                       ------    ------     ------    ------
      Net loss                         $(1.25)   $  (.88)   $(3.93)   $(5.73)
                                       ======    ======     ======    ======